Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEXTGEN ACQUISITION CORP. II,

PULSAR MERGER SUB, INC.

and

VIECO USA, INC.

dated as of August 22, 2021

i

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stockholders’ Agreement
Exhibit E	Form of Incentive Award Plan
Exhibit F	Form of ESPP

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 22, 2021 (this “Agreement”), is made and entered into by and among NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Vieco USA, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by the Company and Acquiror);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant; and (v) after its domestication as a corporation incorporated in the State of Delaware, Acquiror shall immediately be renamed “Virgin Orbit Holdings, Inc.” upon the Effective Time (as defined below);

WHEREAS, prior to the Closing and subject to the terms and conditions of this Agreement, and in accordance with the DGCL, the Company shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which VO Holdings, Inc., a Delaware corporation (“VO Holdings”), shall merge with and into the Company, the separate company existence of VO Holdings will cease and the Company will be the surviving company;

WHEREAS, prior to the Closing, in connection with the consummation of the Pre-Closing Restructuring, each Company SAR (as defined below) that is outstanding as of immediately prior to the consummation of the Pre-Closing Restructuring shall become vested in full and be settled in an applicable number of shares of Company Common Stock as determined in accordance with the existing terms of such Company SAR;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror Option (as defined below);

WHEREAS, upon the Effective Time (as defined below), the Company Common Stock (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholder (as defined below) has executed and delivered to Acquiror the Company Stockholder Support Agreement (as defined below) pursuant to which the Requisite Company Stockholder has agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act (as defined below) and delivered or otherwise made available to stockholders in accordance with Section 8.2(c) of this Agreement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror and its shareholders for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror’s shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby prior to the Domestication, the “Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) at the Closing (and for the avoidance of doubt, following the Domestication) subject a certain percentage of its Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to certain vesting conditions and potential forfeiture, and (iii) in connection with the Closing, not to transfer any Lock-up Shares (as defined in the Sponsor Support Agreement) until the end of the Lock-up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Initial Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases (together with any purchases pursuant to the Subsequent Subscription Agreements (as defined below)) to be consummated immediately following the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Acquiror, Virgin Enterprises Limited, a company registered in England and Wales, and Virgin Orbit, LLC, a Delaware limited liability company, have executed and delivered the TMLA (as defined below) to the other parties thereto pursuant to which, among other things, the trade mark license agreement between Virgin Enterprises Limited and Virgin Orbit, LLC, dated March 1, 2017 (as amended) will be further amended, restated and novated in the form set out in the TMLA as of the Effective Time (as defined below), subject to the terms and conditions thereof;

WHEREAS, at the Closing, Acquiror, the Sponsor, the Company, certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by the Company and Acquiror), which shall, in each case, be effective as of the Closing;

WHEREAS, at the Closing, Acquiror and certain stockholders of the Company as of prior to the Closing shall enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”), substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by the Company and Acquiror), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I.

CERTAIN DEFINITIONS

Section 1.1  Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the entirety of Section 5.2 (Due Authorization), the entirety of Section 5.12 (Capitalization of Acquiror) and the entirety of 5.13 (Brokers’ Fees).

“Acquiror Governing Documents” has the meaning specified in the Recitals hereto.

“Acquiror Group” has the meaning specified in Section 11.18(a).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Preferred Shares” has the meaning specified in Section 5.12(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the Acquiror Common Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, charge, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), or (ii) issuable upon the exercise of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), minus (b) the Treasury Shares as of immediately prior to the Effective Time, minus (c) a number of shares equal to (x) the aggregate exercise price of the Company Options described in clause (a)(ii) above divided by (y) the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means the Stock Consideration together with, if any, the Cash Consideration.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Available Cash Consideration Amount” means an amount (but not below zero) equal to: (x) the sum of (A) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount, plus (B) the PIPE Investment Amount, minus (y) Five Hundred Million Dollars ($500,000,000).

“Aviation Regulations” has the meaning specified in Section 4.29.

“Base Purchase Price” means $3,100,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of the Acquiror Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Consideration” has the meaning specified in Section 3.1(d).

“Cayman Acquiror Units” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar of Companies under the Companies Act (As Revised) of the Cayman Islands.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules, regulations, written policies and orders of the FCC thereunder.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or a Company SAR.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cash Election” has the meaning specified in Section 3.1(d).

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), the entirety of Section 4.3 (Due Authorization), the entirety of Section 4.6 (Capitalization of the Company), the first sentence of Section 4.7(a) and the entirety of Sections 4.7(b) – (c) (Capitalization of Subsidiaries) and the entirety of Section 4.16 (Brokers’ Fees).

“Company Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by a Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Company Government Contract.

“Company Government Contract” means (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between a Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which a Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. For purposes of this definition, a task, delivery, or purchase or order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Incentive Plan” means the VO Holdings, Inc. 2017 Stock Incentive Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Group” has the meaning specified in Section 11.18(b).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the transactions contemplated herein; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” under clause (a) above: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result, in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.1(a) of the Acquiror Disclosure Letter on or prior to the date hereof, or (xi) any launch failure, crash, fatality, launch or flight delay, launch or flight cancellation, or any other operational or other delays of the business of the Company and any other launch provider, or (xii) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the aerospace industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of common stock of VO Holdings granted under the Company Incentive Plan (to the extent outstanding as of immediately prior to the Pre-Closing Restructuring), which shall be converted into an option to purchase shares of Company Common Stock as a result of the Pre-Closing Restructuring.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company SAR” means a stock appreciation right relating to shares of common stock of VO Holdings, granted under the Company Incentive Plan (to the extent outstanding as of immediately prior to the Pre-Closing Restructuring), which shall be settled in an applicable number of shares of Company Common Stock as determined in accordance with the existing terms of the Company SAR in connection with the consummation of the Pre-Closing Restructuring.

“Company Service Provider” has the meaning specified in Section 4.21(e).

“Company Software” means the Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholder, Acquiror and the Company, as amended or modified from time to time in accordance with the terms thereof.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, arrangements or undertakings (including memorandums of understanding and letters of understanding), subcontracts, leases, licenses, subleases, deeds, mortgages and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license, as a result of the manner of use, modification and/or distribution by the Company or any of its Subsidiaries, as applicable, (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any of its Subsidiaries’ products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Current Company Government Contract” means any Company Government Contract for which the period of performance has not yet expired or been terminated, or final payment has not been received, or which remains open to audit.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DDTC” has the meaning specified in Section 8.15(c).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Election Deadline” means promptly after the Acquiror Share Redemptions have been determined (but in no event later than 24 hours after such determination).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, climate change, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the ratio equal to (i) the number of Acquiror Common Shares constituting the Maximum Implied Stock Consideration divided by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Shares” has the meaning specified in Section 3.1(a).

“Export Approvals” has the meaning specified in Section 4.25(a).

“FAA” has the meaning specified in Section 4.29.

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) and any regulations made thereunder.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Financial Statements” has the meaning specified in Section 6.3.

“FY 2021 Financial Statements” has the meaning specified in Section 6.3(d).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) any indebtedness for borrowed money (b) any lease that has been or is required to be recorded as a capitalized finance lease in accordance with GAAP, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) obligations to pay the deferred and unpaid purchase price of property which have been delivered, including “earn outs” and “seller notes,” (g) with respect to the Company and its Affiliates, any refundable customer deposits held by the Company or its Affiliates, (h) with respect to the Company and its Affiliates, any equipment loans, (i) any unpaid interest, premiums, breakage costs, prepayment or early termination premiums, penalties, or other fees, costs or expenses payable, including as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.

“Initial PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Initial Subscription Agreements.

“Initial Subscription Agreements” means the subscription agreements executed on or prior to the date hereof pursuant to which the Initial PIPE Investment will be consummated.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, internet domain names, and social media usernames, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Financial Statements” has the meaning specified in Section 6.3.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means (a) all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, administered or enforced by the U.S. government, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, and the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and (b) all applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, real property title defect, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Maximum Implied Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.19.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“NISPOM” has the meaning specified in Section 4.25(h).

“NSIA” means the National Security and Investment Act 2021 (United Kingdom).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Land” has the meaning specified in Section 4.20(b).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of, or issued by or on behalf of, a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Owned Land or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the land of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Owned Land or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares of Domesticated Acquiror Common Stock in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Restructuring” means the restructuring transactions with respect to the Company and VO Holdings, as set forth in Section 1.1(c) of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that Acquiror and the Company may mutually agree to amend the Pre-Closing Restructuring Plan after the date hereof.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a).

“Q2 Financial Statements” has the meaning specified in Section 6.3.

“Q3 Financial Statements” has the meaning specified in Section 6.3(d).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholder” means Vieco 10 Limited, a company limited by shares under the Laws of the British Virgin Islands.

"Restricted Person" means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Entity List, or the Military End User List or the U.S. Department of State’s Debarred List.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SAS” means Sky and Space Company Ltd (ACN 117 770 475), a public company limited by shares under the laws of the Commonwealth of Australia.

“SAS Divestment” has the meaning specified in Section 6.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, and all documentation, including user manuals and training materials, related to the foregoing.

“Sponsor” means NextGen Sponsor II LLC, a Cayman Islands exempted company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stock Consideration” means a number of Acquiror Common Shares equal to the Maximum Implied Stock Consideration; provided, however, if the Company exercises the Company Cash Election pursuant to Section 3.1(d), then “Stock Consideration” shall mean a number of Acquiror Common Shares equal to (x) the Maximum Implied Stock Consideration, minus (y) (i) a number of shares of Acquiror Common Shares equal to the quotient obtained by dividing (A) the Cash Consideration by (B) $10.00.

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the Initial Subscription Agreements and the Subsequent Subscription Agreements.

“Subsequent PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subsequent Subscription Agreements.

“Subsequent Subscription Agreements” means the subscription agreements, if any, executed after the date hereof and on or prior to the Closing Date pursuant to which the Subsequent PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation, company, exempted company, limited liability company, partnership, exempted limited partnership, association or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“TMLA” means the Deed of Novation, Amendment and Restatement, entered into by and among the Acquiror, Virgin Enterprises Limited and Virgin Orbit, LLC, dated as of the date hereof.

“Top Customers” has the meaning specified in Section 4.27(a).

“Top Vendors” has the meaning specified in Section 4.27(a).

“Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries or any of their Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including: (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (C) any and all filing fees payable by the Company or any of its Subsidiaries or any of their Affiliates to the Antitrust Authorities in connection with the transactions contemplated hereby and (D) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“VO Holdings” has the meaning specified in the Recitals hereto.

“Warrant Agreement” means the Warrant Agreement, dated as of March 22, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein in an accounting context and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of the Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article V as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article IV as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II.

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Certificate of Merger”), executed by the Constituent Companies in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each Constituent Company, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic delivery of documents and release of signatures (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Company and the Acquiror on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of Pre-Closing Restructuring and the Domestication.

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), and Section 9.2(b) have been fulfilled;

(ii) the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;

(iii) the Registration Rights Agreement, duly executed by a duly authorized representative of the Company and each of the stockholders set forth in Section 2.4(a)(iii) of the Company Disclosure Letter;

(iv) the Stockholders’ Agreement, duly executed by duly authorized representatives of the Company and the Company’s stockholders party thereto; and

(v) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration into which the Company Common Stock has been converted for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iv) the Stockholders’ Agreement, duly executed by Acquiror; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror, including transaction expenses incurred by Acquiror’s Affiliates on Acquiror’s behalf (including any HSR filing fees, any FATA notification fees and any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto upon effectiveness of the Domestication, with such changes as may be agreed in writing by the Company and Acquiror), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of the Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of the Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7 Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority or unless the Company Cash Election prevents the Merger from qualifying for the Intended Tax Treatment. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing factual support letters.

Article III.

EFFECTS OF THE MERGER ON THE COMPANY COMMON STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute Company Common Stock hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)), shall be canceled and converted into and become the right to receive the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.1(c) or Section 3.1(d), as applicable;

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Company.

(c) At the Effective Time, in the event that the Company Cash Election is not exercised as contemplated by Section 3.1(d), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than in respect of Excluded Shares) shall be cancelled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio.

(d) In the event that the Available Cash Consideration Amount exceeds zero dollars ($0), the Company may, prior to the Election Deadline, elect that holders of Company Common Stock receive in exchange for shares of Company Common Stock a portion of the consideration payable hereunder in cash, in lieu of shares of Domesticated Acquiror Common Stock, up to the amount of Available Cash Consideration Amount (the “Company Cash Election”, and such amount of cash consideration, the “Cash Consideration”). If the Company Cash Election is exercised by the Company prior to the Election Deadline, then at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than in respect of Excluded Shares) shall be cancelled and converted into the right to receive:

(i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Company Common Shares; and

(ii) a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (A) the number of Acquiror Common Shares constituting the Stock Consideration by (B) the number of Aggregate Fully Diluted Company Common Shares.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger, with any fractional shares rounded down to the nearest whole share.

Section 3.2 Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent (i) the number of shares of Acquiror Common Stock equal to the Stock Consideration to be paid in shares of Acquiror Common Stock and (ii) a cash amount in immediately available funds equal to the Cash Consideration, if any.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) and Section 3.1(c) or Section 3.1(d), as applicable, into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a) and Section 3.1(c) or Section 3.1(d), as applicable, shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3 Treatment of Company Options.

(a) Effective as of the Effective Time, each Company Option (or portion thereof) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Acquiror and converted automatically at the Effective Time into the right to receive an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. Prior to the Effective Time, each Company Option that is then outstanding with an exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled without consideration therefor.

(b) Prior to the Effective Time, the Company shall take all actions that the Company or the Acquiror determine to be necessary or appropriate to effect the treatment of Company Options pursuant to Section 3.3(a), including adopting resolutions and obtaining consents or acknowledgments from any holders thereof.

Section 3.4 Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company and their respective Affiliates and representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror and the Company, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of the Company, as amended to the date of this Agreement, have been made available to Acquiror by or on behalf of the Company. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The Company Stockholder Approval is the only approval by the Company’s stockholders necessary in connection with the consummation of the Merger under applicable Law (including the DGCL) and the Company’s Governing Documents. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approval.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Governmental Order or material Permit applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Except as set forth on Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) authorizations issued by the FCC pursuant to the Communications Act and its implementing regulations, (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby, (iv) the filing of the Certificate of Merger in accordance with the DGCL, (v) applicable requirements of the NSIA, (vi) the submission to the DDTC of all information required by 22 C.F.R. § 122.4(a) within five calendar days of Closing, and (vii) notification to the U.S. Department of Defense, Defense Counterintelligence and Security Agency (“DCSA”) of a change in ownership in accordance with NISPOM.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100 shares of Company Common Stock. 100 shares of Company Common Stock are issued and outstanding, and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company and (y) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as otherwise set forth on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) (i) Company Options to purchase 8,477,280 shares of common stock of VO Holdings and (ii) Company SARs relating to 290,689 shares of common stock of VO Holdings are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each individual (identified by Carta identification numbers) who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of common stock of VO Holdings subject thereto, vesting schedule and, if applicable, the exercise price and expiration date thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Board of Directors of VO Holdings (or appropriate committee thereof). No Company Award was granted with an exercise price per share that was less than the fair market value of a share of a common stock of VO Holdings on the grant date as determined in accordance with Section 409A of the Code.

(b) The outstanding shares of capital stock or equity interests of the Company’s Subsidiaries, and the record and beneficial ownership thereof, is set forth on Section 4.7(b) of the Company Disclosure Letter and (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the issuing Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, and changes in stockholders’ equity (deficit) and cash flows of (x) the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019 and (y) VO Holdings and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2019 and December 31, 2018, in each case, together with the auditor’s reports thereon (and together with the FY 2021 Financial Statements and FY 2020 and 2019 Financial Statements, when delivered pursuant to Section 6.3, the “Audited Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, and, when delivered pursuant to Section 6.3, the PCAOB Financial Statements (i) fairly present in all material respects the condensed consolidated balance sheets of the Company and its Subsidiaries, as at the respective dates thereof, and the condensed consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof and (v) solely with respect to the Audited Financial Statements, were prepared in accordance with the auditing standards of the American Institute of Certified Public Accountants or Public Company Accounting Oversight Board, as applicable.

(c) Neither the Company, its Subsidiaries (including any employee thereof) nor any independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim, complaint, investigation or allegation regarding any of the foregoing.

(d) Except as set forth in Section 4.8(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) reconciliations of physical assets to records are performed on a routine basis at reasonable intervals, and adjusted for any differences.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability (including any off-balance sheet liability), debt (including Indebtedness, guarantees of any Indebtedness or obligation to incur any debt or guarantee) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries none of which are or would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries of any nature, civil, criminal, regulatory or otherwise, initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”) against or involving the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries are, and at all times for the past three years, have been, in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any contract with any of the Top Vendors or Top Customers;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iii) Each contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1,000,000 other than contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) dispositions of obsolete assets in the ordinary course consistent with past practice or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract that (i) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (ii) (x) relates to real property used for test sites or (y) involves aggregate payments in excess of $400,000 in any calendar year for agreements related to real property and $1,000,000 in any calendar year for agreements related to personal property;

(v) Each contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) contracts (other than offer letters, employment agreements, bonus agreements, severance agreements, separation agreements, employee non-competition agreements, employee confidentiality and invention assignment agreements, non-competition agreements, bonus agreements, separation agreements, severance agreements, or other agreement entered into in the ordinary course or equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) contracts with each current officer, manager, director or current employee or worker of or consultant to the Company or its Subsidiaries that provide annual base compensation, on an individual basis, (excluding bonus and other benefits) in excess of $250,000;

(viii) contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than contracts granting nonexclusive rights to use commercially available off-the-shelf Software);

(xii) Each contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiii) Any contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xv) Any contract (A) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single third party, (B) establishing an exclusive sale or purchase obligation of the Company with respect to any product or geographic area or (C) granting any third party the exclusive right to develop, market, sell or distribute any of the Company’s products or services; and

(xvi) Any outstanding written commitment to enter into any contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any contract that will terminate in full (without any further liability or obligations thereunder) upon the expiration of the stated term thereof prior to the Closing Date, all of the contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. The Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all material obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of their ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to the Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company or (iii) result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, background checks, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, pay equity, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any material unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material grievances or Actions arising out of any collective bargaining agreement, works council agreement, or any similar agreement or any other grievances or Actions against them, (iii) notice of any material Action with respect to or relating to them pending before the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material Action pending or threatened in any forum by or on behalf of any present or former employee, worker or independent contractor of such entities, any applicant for employment or classes of the foregoing.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries with an annual base salary in excess of $250,000 intends to terminate his or her employment.

(e) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(f) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct, discrimination or retaliation by either (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct, discrimination or retaliation have been made against (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above.

(g) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) in the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations and (ii) the Company, taken as a whole with its Subsidiaries, employs or otherwise engages the Persons sufficient to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of the Company’s Subsidiaries’ have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of the Company’s Subsidiaries.

(d) No deficiency for any amount of material Tax has been asserted or assessed by any Governmental Authority against the Company or any of the Company’s Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of the Company’s Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of the Company’s Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and/or its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(j) No written claim has been made by any Governmental Authority where the Company or any of the Company’s Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(m) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election pursuant to Section 965 of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n) Neither the Company nor any of its Subsidiaries is or will be subject to any material Tax (including any Taxes that may be triggered under Section 1502 of the Code and the Treasury Regulations promulgated thereunder) as a result of the Pre-Closing Restructuring.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies (or, to the extent that policies are not available, binders) of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due thereon have been paid in full, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. To the knowledge of the Company, during the last twelve (12) months, the Company and the Company’s Subsidiaries have complied with all material terms and conditions of such insurance policies, including by providing due, proper and timely notice of any material claims and occurrences covered or potentially covered thereunder. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material insurance claim under an insurance policy during the last twelve (12) months.

Section 4.18 Permits. The Company and its Subsidiaries have obtained, and maintain, all of the material Permits reasonably required to permit the Company and its Subsidiaries to acquire, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to obtain or maintain such material Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any material term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, non-renewal or impairment of any material Permit; or (c) has received any notice that any Governmental Authority that has issued any material Permit intends to cancel, suspend, modify, terminate, or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Real Property Leases and all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Real Property Leases, Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, to the knowledge of the Company is valid and enforceable. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(b) The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(c) To the knowledge of the Company as of the date of this Agreement, (i)  no Person is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(d) The Company and its Subsidiaries take and have taken for the three (3) years preceding the date of this Agreement, reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of trade secret or other rights in and to such information, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any material item of Intellectual Property for the Company or any of its Subsidiaries (“Company Service Provider”) either: (i) created such Intellectual Property within the scope of such Person’s employment such that the Company or one of the Company’s Subsidiaries is deemed to be the original owner/author of such Intellectual Property or such Intellectual Property otherwise vests in the Company or one of the Company’s Subsidiaries as a matter of law upon its creation; or (ii) has executed a Contract in favor of the Company or one of the Company’s Subsidiaries assigning to the Company or such Company Subsidiary all of such person’s right, title and interest in such Intellectual Property.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of Company Intellectual Property.

(g) No source code for any Company Software (i) has been provided or licensed or made available to any customer, business partner, escrow agent or other Person (other than employees or contractors or other Persons that had a need to utilize such source code pursuant to the ordinary course of business of the Company or one of its Subsidiaries, in each case subject to appropriate confidentiality obligations) or (ii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code to any customer, business partner, escrow agent or other Person. The Company or one of its Subsidiaries possesses all source code for all Company Software and all other materials necessary to generate the object code for, and deliver, the Company products and services.

(h) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security, collection, retention, protection and use of personal information collected, used, or held for use in connection with the business of the Company and the Company’s Subsidiaries, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy, cybersecurity and data security policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements or a third Person’s privacy or personal information rights.

(i) During the three (3) years preceding the date of this Agreement (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no failures, breakdown, performance reduction, disruptions or other adverse event in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its or their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through appropriate administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary has (A) experienced any incident in which such information was stolen or accessed without authorization, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, in each case, that materially and adversely affected, or that would reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company’s and its Subsidiaries’ business or operations.

(j) With respect to the Company Software and other Software used and held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious Software, code, or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) Company Software and (ii) Open Source Materials is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Company Software to be subject to Copyleft Licenses.

(l) The Company and the Company’s Subsidiaries maintain reasonable business continuity and disaster recovery plans that are designed to provide reasonable assurance that the Company information technology systems can be replaced or substituted without material disruption to the operations of the Company’s and its Subsidiaries’ business as currently conducted.

Section 4.22 Environmental Matters. Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Owned Land or Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Owned Land or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or to any investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.23 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (i) there has not been any Company Material Adverse Effect and (ii) except as set forth in Section 4.23 of the Company Disclosure Letter, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken in compliance with any COVID-19 Measures.

Section 4.24 Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, any director, officer or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to promote compliance in all material respects with the Anti-Bribery Laws.

(c) For the previous three (3) years, there have been no pending internal investigations, or internal or external audits, or, to the knowledge of the Company, allegations, complaints, or reports that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there have been no third-party investigations (including by any Governmental Authority) concerning possible violations of the Anti-Bribery Laws in the previous three (3) years.

Section 4.25 Sanctions and International Trade Compliance; Security Clearances.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) For the past five (5) years and in each case with respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company and its Subsidiaries, and all of their respective directors, and officers, and, to the knowledge of the Company, employees or agents, have been in compliance in all material respects with applicable International Trade Laws and Sanctions Laws.

(c) With respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company has in place written policies, controls and systems reasonably designed to provide reasonable assurance to prevent, detect, and deter violations of applicable International Trade Laws and Sanctions Laws in each jurisdiction in which the Company or any of its Subsidiaries conducts business.

(d) With respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company has not within the past five (5) years (i) made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any International Trade Laws or Sanctions Laws, (ii) been the subject of an actual or threatened investigation, inquiry, or enforcement proceedings for violations of International Trade Laws or Sanctions Laws or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws or Sanctions Laws.

(e) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or to the knowledge of the Companies, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or Restricted Person (ii) has during the past five (5) years transacted business directly or indirectly with any Sanctioned Person or Restricted Person or in any Sanctioned Country.

(f) Section 4.25(f) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all of the Current Company Government Contracts and outstanding Company Government Bids that require the Company or its Subsidiaries to acquire or maintain any level of security clearance (including any national security designation).

(g) Section 4.25(g) of the Company Disclosure Letter sets forth a true and complete list of all active facility security clearances held by the Company and its Subsidiaries. The clearances set forth in Section 4.25(g) of the Company Disclosure Letter constitute all of the facility security clearances necessary to conduct the business of the Company and its Subsidiaries as it is currently being conducted.

(h) Each of the Company and its Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (as amended and/or supplemented, “NISPOM”) except as would not be material to the business of the Company and its Subsidiaries, taken as a whole. Other than routine audits by the DCSA, there has been no audit relating to the Company’s or its Subsidiaries’ compliance with the requirements of the NISPOM that resulted in material adverse findings against the Company or its Subsidiaries.

Section 4.26 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the shareholders of Acquiror or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27 Customers and Vendors.

(a) Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 customers (the “Top Customers”); and the top 10 vendors (the “Top Vendors”), in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020.

(b) Except as set forth on Section 4.27(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has informed the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.28 Sufficiency of Assets. Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course consistent with past practice.

Section 4.29 Aviation Regulation Compliance. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws prescribed by the United States Federal Aviation Administration or any successor Governmental Authority exercising similar functions (“FAA”) under Title 14 of the Code of Federal Regulations (such Laws, collectively, “Aviation Regulations”) and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications, (ii) has not violated, been subject to an investigation with respect to (to the knowledge of the Company), received written notification of any asserted failure to comply with or made voluntary disclosures with respect to potential violations of the Aviation Regulations  in the past three (3) years, and (iii) has not been cited by the FAA or foreign aviation Governmental Authorities for any material discrepancies, failures to comply with applicable Laws, or violations during inspections or audits in the past three (3) years.

Section 4.30 Government Contracts.

(a) Subject to applicable restrictions that prevent the disclosure of sensitive information, Section 4.30(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of Current Company Government Contracts and outstanding Company Government Bids.

(b) Each Current Company Government Contract is in full force and effect and not subject to any Legal Proceedings, other than audits in the ordinary course of business by the Defense Contract Audit Agency, the Defense Contract Management Agency, the Office of Federal Contract Compliance Programs or their non-United States equivalent. Subject to applicable restrictions that prevent the disclosure of sensitive information, Section 4.30(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each agreement with a foreign Governmental Authority to which the Company or any of its Subsidiaries is a party.

(c) As of the date of this Agreement, to the knowledge of the Company, each Current Company Government Contract has been legally awarded and neither the Company nor any of its Subsidiaries has received written notice, or to the knowledge of the Company, oral notification that (i) any Current Company Government Contract or Company Government Bid is or is likely to become the subject of a bid or award protest proceeding, (ii) the counterparty to any such Current Company Government Contract intends to make a modification to any such Current Company Government Contract to reduce future expenditures under or refrain from exercising any options under such Current Company Government Contract, (iii) any Current Company Government Contract is or will be terminated for default or for convenience, or subject to a cure notice, show cause notice or stop work order, or (iv) money due to the Company pertaining to a Current Company Government Contract or Company Government Bid is or will be withheld or offset.

(d) The execution and delivery of this Agreement and the other documents contemplated hereby, the performance of the Company and its Subsidiaries and their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not result in any material violation, breach or default of any material term or provision of any Current Company Government Contract or noncompliance in any material respect with any Laws applicable thereto.

(e) For the past six (6) years, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Company Government Contracts and Company Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished in connection with the foregoing); (ii) neither the Company nor its Subsidiaries have received any written notice from a Governmental Authority regarding any alleged violation or potential violation by the Company or one of its subcontractors that reasonably could be expected to be material and adverse to the Company and its Subsidiaries; (iii) the Company and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Company Government Contracts and Company Government Bids and all such representations and certifications were current, accurate, and complete in all material respects as of the date such representations and certifications were made, including but not limited to any representations to the Company’s or a Subsidiary’s status as a small business or other preferential status under regulations implemented by the Small Business Administration; and (iv) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated in any material respect any applicable Law, term or condition pertaining to any Company Government Contract or Company Government Bid.

(f) As of the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under or identified in any administrative, civil or criminal investigation or indictment, nor is it a party to any administrative or civil litigation, involving alleged false statements, false claims or other misconduct or any other Legal Proceeding, relating to any Company Government Contract or Company Government Bid that has been communicated in writing to the Company or any of the Company’s Subsidiaries.

(g) As of the date of this Agreement and for the three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, consultant, or Affiliate of the Company or its Subsidiaries, has been or is suspended, debarred or, to the knowledge of the Company, proposed for suspension or debarment from government contracting. For the three (3) years preceding the date of this Agreement, no Company Government Contract to which the Company or any of the Company’s Subsidiaries is or was a party has been terminated for default and, to the knowledge of the Company, no such termination for default has been threatened.

(h) For the past four (4) years, the Company and its Subsidiaries have been in compliance with all data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including but not limited to DFARS 252.204-7008 Compliance with Safeguarding Covered Defense Information Controls (Oct 2016), DFARS 252.204-7012 Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016), DFARS 252.204-7020 NIST SP 800-171 DoD Assessment Requirements (Nov 2020), and FAR 52.204-21 Basic Safeguarding of Covered Contractor Information Systems (June 2016), each when applicable to a Company Government Contract. Any data security, cybersecurity or physical security breach related to any Company Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Company Government Contract or applicable Law.

(i) Since January 1, 2015, neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective representatives have (i) made a voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Company Government Contract or Company Government Bid, or (ii) made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13.

(j)    Since January 1, 2015, neither the Company nor any of its Subsidiaries has used or provided to any third party any Intellectual Property developed under any Company Government Contract for purposes other than those allowed under such Government Contract.

(k) Since January 1, 2015, (i) the Company’s and its Subsidiaries’ cost accounting and, to the extent applicable and required, “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws pertaining to government procurement and with the requirements of all Company Government Contracts; (ii) the Company’s and its Subsidiaries’ financial and other systems, have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iii) there has been no finding of fraud or any claim of any material liability as a result of defective pricing, labor mischarging, or improper payments on the part of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Bid.

(l) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received a past performance evaluation, rating or report with a rating lower than satisfactory in connection with any Company Government Contract, and, to the knowledge of the Company, no facts exist that would reasonably be expected to result in any adverse or negative past performance evaluation, report or rating by any Governmental Authority, or that could reasonably be expected to adversely affect the evaluation of any bids or proposals by the Company or any of its Subsidiaries for future Company Government Contracts.

(m) Since August 13, 2019, the Company has not provided covered telecommunications equipment or services to Governmental Authorities in the performance of a Company Government Contract. Since August 13, 2020, the Company has not used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

Section 4.31 Communications Regulation Compliance. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) is in compliance with the Communications Act and all applicable rules, regulations, policies, instructions and orders prescribed by the FCC, and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications required, and the payment of all regulatory fees and contributions, except (a) for exemptions, waivers or similar concessions or allowances and (b) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not, individually or in the aggregate, reasonably be expected to be material to the operations or its subsidiaries, (ii) has not violated or, to the knowledge of the Company, been subject to an investigation with respect to, received written notification of any asserted failure to comply with or made voluntary disclosures with respect to potential violations of the Communications Act  in the past three (3) years, and (iii) has not been cited by the FCC or foreign communications authorities for any material discrepancies, failures to comply with applicable Laws, or violations during inspections or audits  in the past three (3) years.

Section 4.32 No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. The Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the equity or assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12, or Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Acquiror Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the shareholders of Acquiror and recommended for approval by the shareholders of Acquiror. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Acquiror Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) is not and would not reasonably be expected to be material to Acquiror.

Section 5.4 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 25, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing made prior to the date of this Agreement or the Closing Date, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such amendment, supplement or superseding filing), the Acquiror SEC Filings did not contain, when filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 25, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of January 18, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 11, 2021 (inception) through January 18, 2021, together with the notes thereto and auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of the Acquiror, as at the respective dates thereof (taking into account the notes thereto), and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (iii) applicable requirements of the NSIA, (iv) in connection with authorizations issued by the FCC pursuant to the Communications Act and its implementing regulations and (v) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $382,500,000 in the Trust Account (including, if applicable, an aggregate of approximately $13,400,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 22, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since March 25, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice other than due to any actions taken in compliance with any COVID-19 Measures.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of the operation of business of Acquiror and Merger Sub, or (iii) which would not be, and would not reasonably be expected to be, material to Acquiror.

Section 5.12 Capitalization of Acquiror.

(a) As of the date hereof, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 38,259,457 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 9,564,864 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares (“Acquiror Preferred Shares”) of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represent all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of hereof, 7,651,891 Acquiror Common Warrants and 6,767,927 Acquiror Private Placement Warrants are issued and outstanding. No Acquiror Warrants are exercisable until the later of (x) March 25, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Warrant Agreement, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Stock Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Except as set forth on Section 5.14 of the Acquiror Disclosure Letter, neither Acquiror nor Merger Sub has any Indebtedness.

Section 5.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Acquiror or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon any property or assets of the Acquiror or any of its Subsidiaries.

(d) No deficiency for any amount of material Tax has been asserted or assessed by any Governmental Authority against the Acquiror or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Acquiror or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Acquiror or any of its Subsidiaries.

(f) No written claim has been made by any Governmental Authority where the Acquiror or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Acquiror and/or its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Acquiror nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes).

(j) Neither the Acquiror nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Acquiror nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election pursuant to Section 965 of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

Section 5.16 Business Activities.

(a) Since its respective organization, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination). Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Working Capital Loans), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract. As of the date hereof, $0.00 is outstanding under the Working Capital Loans.

Section 5.17 Nasdaq Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “NGCA.” As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NGCAW.” Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to shareholders of Acquiror, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19 PIPE Investment. On or prior to the date of this Agreement, Acquiror has entered into the Initial Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $100,000,000 (such amount, the “Minimum PIPE Investment Amount”). The Initial Subscription Agreements are in full force and effect with respect to, and binding upon, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.20 Takeover Statutes and Charter Provisions. The Board of Directors of the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to the Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.21 CFIUS. Neither Acquiror nor Merger Sub is a “foreign person” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 5.22 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.23 Employees; Benefit Plans. Acquiror and Merger Sub do not have and have never had any employees and Acquiror has no unsatisfied material liability with respect to any employee. Acquiror and Merger Sub do not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will: (a) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of Acquiror or Merger Sub; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 5.24 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub and their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company, its Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI.

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law or any COVID-19 Measures or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law or any COVID-19 Measures:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, except as otherwise required by Law, or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter (excluding any Company Benefit Plan), or any Real Property Lease or Company Government Contract, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, or the terms of any Company Benefit Plan as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except (A) with respect to retention, in the ordinary course of business consistent with past practice, in connection with promotion or hiring and (B) with respect to severance, termination, or similar pay, to any employee whose employment terminates after the date hereof, in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iii) materially increase the cash compensation, bonus opportunity or employee benefits of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (iv) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (v) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) (i) terminate the employment of any employee of the Company or any of its Subsidiaries whose individual base compensation exceeds $250,000, other than for cause, death or disability, or (ii) hire any individual to become an employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or to replace an employee whose employment terminates after the date hereof, and in each case with compensation and benefits that are no more favorable in the aggregate than those provided to similarly situated employees of the Company or any of its Subsidiaries;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(k) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(l) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(m) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed $1,000,000, or (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(n) issue any additional securities, including shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock, other than (i) grants of any additional equity or equity-based compensation or issuances of equity securities upon the exercise of equity-based awards and (ii) issuances of equity securities in VO Holdings to the Company in connection with the Company’s monthly funding obligations to VO Holdings;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(q) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for (i) the expiration of patents and copyrights that are Company Registered Intellectual Property in accordance with the applicable statutory term or (ii) the commercially reasonable exercise of the Company or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining such item;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(s) of the Company Disclosure Letter, in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(u) permit any of its material Intellectual Property to become subject to a Lien (other than a Permitted Lien) or sell, lease, license or otherwise dispose of any of its material Intellectual Property rights but excluding licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice;

(v) enter into or extend any collective bargaining agreement, works council agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(w) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, permit to lapse or fail to use commercially reasonable efforts to maintain and, to the extent necessary to continue to operate the business in the ordinary course of business consistent with past practice, reinstate or replace any material Governmental Authorization or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;

(z) terminate (without replacement with similar or better coverage terms and limits) or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(aa)  enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or is sensitive information under or in connection with a Company Government Bid or a Company Government Contract (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality or sensitive obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating (i) to any Legal Proceeding initiated, pending or, to the knowledge of the Company, any Legal Proceeding that is, or would reasonably be expected to be, material to the Company, threatened during the Interim Period, or (ii) to the material compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any material compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any material written communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2020 and 2019 Financial Statements” and, together with the Interim Financial Statements and the FY 2021 Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such FY 2020 and 2019 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2020 and 2019 Financial Statements in the same manner as the Audited Financial Statements.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the six-month period ended June 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q2 Financial Statements”); provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements in the same manner as the Interim Financial Statements.

(c) If the Effective Time has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, the Company shall deliver to Acquiror the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q3 Financial Statements” and, together with the Q2 Financial Statements, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Interim Financial Statements.

(d) If the Effective Time has not occurred prior to March 31, 2022, as soon as reasonably practicable following March 31, 2022, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2021 Financial Statements”); provided, that upon delivery of such FY 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2021 Financial Statements in the same manner as the Audited Financial Statements.

Section 6.4 Affiliate Agreements. The Company shall deliver to Acquiror evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.5 Pre-Closing Restructuring. Prior to the Closing, the Company shall, or cause its Subsidiaries to, effect all transfers and shall take all such actions as are necessary so that the Pre-Closing Restructuring shall have been consummated prior to the Closing in accordance with the terms and subject to the conditions set forth in the Pre-Closing Restructuring Plan. The Company shall provide Acquiror reasonable time to review and comment on the documents effecting the Pre-Closing Restructuring Plan and shall consider in good faith any comments received in writing from the Acquiror relating thereto.

Section 6.6 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its Subsidiaries and its representatives, not to (a) solicit, initiate or participate in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and shall use its commercially reasonable efforts to cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than Acquiror and its representatives). From and after the date hereof, the Company shall promptly notify Acquiror if any Person makes any written proposal, offer or inquiry with respect to an Acquisition Proposal and provide Acquiror with a description of the material terms and conditions thereof to the extent that such disclosure would not result in breach of the Company’s confidentiality obligations that are in existence as of the date hereof. Subject to Section 6.1, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to this Section 6.6 with respect to any actions taken in connection with (1) the Pre-Closing Restructuring and (2) preliminary discussions with potential financing sources related to the arrangement of financing in order to facilitate the consummation of the transactions contemplated by this Agreement or for the financing of the Acquiror following the Closing; provided, that no non-public information and no material terms of any such investment or other similar substantive information, in each case, whether in writing or orally, shall be provided to any Person in connection with such actions without (i) providing Acquiror with prior written notice and (ii) the existence of a confidentiality agreement between the parties. The Company shall keep Acquiror reasonably informed of any such discussions and information furnished to any Person pursuant to this Section 6.6.

Section 6.7 SAS Divestment. Within thirty (30) days following the date of this Agreement, the Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to effect all transfers and cancellations, and take all such other actions, as are reasonably necessary to ensure that neither the Company nor any of its Subsidiaries has a “direct interest” (as defined in the FATA) in SAS at Closing (the “SAS Divestment”). The Company shall provide Acquiror reasonable time to review and comment on the documents effecting the SAS Divestment and shall consider in good faith any comments received in writing from the Acquiror relating thereto.

Article VII.

COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Prior to the Closing Date, Acquiror shall approve and adopt, and submit for stockholder approval (i) an equity incentive plan, in substantially the form attached hereto as Exhibit E (the “Incentive Award Plan”) (with such changes as may be agreed in writing by the Company and Acquiror), and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit F (the “ESPP”) (with such changes as may be agreed in writing by the Company and Acquiror). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Award Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan and the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, Acquiror, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount, transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6, and the payment of any deferred underwriting commissions being held in the Trust Account (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $200,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.1(h) shall be satisfied. If, after the deadline for Acquiror Share Redemptions has passed in connection with the Acquiror Shareholders’ Meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than the Minimum Available Acquiror Cash Amount, then, at or prior to the Closing, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its Affiliates (collectively, “VIL”) shall have the right (but not the obligation) to purchase up to $100,000,000.00 of additional shares of Acquiror Common Stock at a price per share of $10.00 (the dollar value of such purchase, the “Additional Equity Amount”) upon written notice to Acquiror within two (2) Business Days following the deadline for the Acquiror Share Redemptions. If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for the Acquiror Share Redemptions, the PIPE Investment Amount and the Additional Equity Amount equal or exceed the Minimum Available Acquiror Cash Amount, then, subject to the terms of this Agreement, the condition set forth in Section 9.1(h) shall be deemed satisfied (and any Additional Equity Amount shall be added to the definition of the “Available Acquiror Cash”). The rights of VIL to purchase additional shares of Acquiror Common Stock pursuant to this Section 7.2(a) shall be subject to the occurrence of the Closing. In connection with the foregoing, the Acquiror shall use its commercially reasonable efforts to enter into agreements with VIL in substantially the same form and on substantially the same terms as the PIPE Subscription Agreements and shall otherwise reasonably cooperate with VIL in connection with the purchase of such shares of Acquiror Common Stock.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror shareholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants issuable in the Merger and the Domestication, and shall use commercially reasonable efforts to obtain approval for the listing of such shares of Acquiror Common Stock and Domesticated Acquiror Warrants and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror’s shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) incurred between Acquiror and Merger Sub;

(vi) incur, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, or guarantee any Indebtedness of another Person, or otherwise knowingly and purposefully incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Stock Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Acquiror; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Stockholders’ Agreement and the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of up to 7 directors (the final number of which shall be determined by the Company prior to the Closing), which shall initially include:

(i) one (1) director nominee to be designated by Acquiror (who shall serve as a Class III director in accordance with the Governing Documents of Acquiror following the Effective Time), in its sole discretion, prior to the Closing;

(ii) one (1) director nominee to be designated by Acquiror, that is reasonably acceptable to the Company, prior to the Closing;

(iii) one (1) director nominee, who shall be the Chief Executive Officer of the Surviving Company as of the Closing; and

(iv) up to four (4) director nominees to be designated by the Company, in good faith consultation with Acquiror, prior to the Closing.

(b) unless, at the Company’s election, Acquiror qualifies, at the Effective Time, as a “controlled” company under the rules of Nasdaq, the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq and each of whom shall serve in such capacity in accordance with the terms of the Stockholders’ Agreement and the Governing Documents of Acquiror following the Effective Time;

(c) the initial officers of Acquiror shall be as set forth on Section 2.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time.

Section 7.7 Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will convert automatically into a one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant.

Section 7.8 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall or shall cause the Surviving Company to maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s and their respective Subsidiaries’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that, in the case of each such insurance coverage, in no event shall Acquiror be required to pay an annual premium for such insurance in excess of four hundred percent (400%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy(ies) in effect on the date of this Agreement; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance by obtaining six (6) year “tail” insurance containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising out of acts, omissions or events existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof. For the avoidance doubt, the Company shall, and shall use commercially reasonable efforts to, cause each of its Subsidiaries to, reasonably cooperate with Acquiror in order to facilitate the procurement of such insurance.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or any of the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9 Acquiror Public Filings. Except in connection with the matters set forth on Section 7.9 of the Acquiror Disclosure Letter, from the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (i) permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Initial Subscription Agreements or (ii) enter into any Subsequent Subscription Agreements. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and, except as set forth on Section 7.11 of the Acquiror Disclosure Letter, shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII.

JOINT COVENANTS

Section 8.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) The Company will as promptly as practicable after the Closing Date (and in any event within five (5) calendar days after the Closing Date) prepare and file any notifications pursuant to 22 C.F.R. §122 with the United States Department of State Directorate of Defense Trade Controls (“DDTC”).

(e) Each of the parties hereto shall use its commercially reasonable efforts to take all actions necessary, proper or advisable, as determined by each such party in its reasonable discretion, to consummate the transaction contemplated hereby, including, with respect to the filing to be made pursuant to this Section 8.1, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, including any Permits or Governmental Authorizations required by the Communications Act or otherwise by the FCC, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary waiver, clearance, approval, consent, Permits, orders, authorization or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority, for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, including by the Acquiror using its commercially reasonable efforts to seek written confirmation from the United Kingdom Investment Security Unit that the transactions contemplated hereby are unlikely to be called in under the NSIA notwithstanding any requirement to notify the transactions under that NSIA not having commenced as at the date of this Agreement; and (ii) cooperate fully with each other in the defense of such matters. The Company shall notify Acquiror of any applications to acquire, reinstate, or replace any Permits or Governmental Authorizations issued by the FCC as soon as practicable after filing such applications. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(f) Acquiror shall have the option, but not the obligation, to give and maintain any notice under the FATA or take any other action reasonably necessary to satisfy the condition set forth in Section 9.1(f)(i) or Section 9.1(f)(ii); provided, that Acquiror acknowledges and agrees that the SAS Divestment is intended to be undertaken by the Company in accordance with Section 6.7 and Acquiror may not give and maintain any notice under the FATA unless and until it has in good faith and acting reasonably, following consultation with the Company, determined that the SAS Divestment will not occur in accordance with Section 6.7 (including within the time period specified therein) and considered any comments received in writing from the Company relating thereto. If the Acquiror gives any such notice, Section 8.1(e) and Section 8.3 shall apply for purposes of this Section 8.1(f), provided, that the Acquiror may withdraw the notice so long as such withdrawal does not materially impair or delay the ability of the Company to implement the SAS Divestment in accordance with Section 6.7.

(g) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby; provided, however, that all such filing fees shall be transaction expenses of Acquiror and its Affiliates or Transaction Expenses of the Company and its Affiliates, as applicable, and be paid (or repaid, if applicable) in accordance with Section 2.4(c).

Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror’s shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Common Warrants and units comprising such, respectively, in the Domestication and (B) the shares of Domesticated Acquiror Common Stock that constitute the Stock Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to Acquiror’s shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror’s shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror’s shareholders.

(v) Acquiror shall be responsible for and pay one-hundred percent (100%) of the filing fee payable to the SEC for filing the Proxy Statement/Registration Statement.

(b) Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror’s shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with the Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) (such meeting to be held on a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective), and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Virgin Orbit Holdings, Inc.”, (C) amendment and restatement of the Acquiror Governing Documents, in substantially the form attached as Exhibits A and B, respectively, to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (F) approval of the adoption by Acquiror of the Incentive Award Plan and the ESPP, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror described in the Recitals hereto that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Acquiror Shareholders’ Meeting; provided, that, without the consent of the Company, the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by the Acquiror Governing Documents.

(c) Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its commercially reasonable efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the Requisite Company Stockholder (pursuant to the Company Stockholder Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, promptly after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders. The Company shall (x) if required under clause (ii) above, obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and (y) take all other action necessary or advisable to secure the Company Stockholder Approval promptly after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company in compliance with this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.5 Cooperation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and, in the case of the Company, Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands, and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement, including the PIPE Investment (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including by providing such cooperation and assistance as may be reasonably requested in connection with the preparation of any investor presentations or other offering materials in connection with the PIPE Investment), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and material changes in the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) reasonably consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that Acquiror’s and the Company’s respective financial advisors shall be entitled to the fees and reimbursements with respect to the PIPE set forth in the letter agreements, each dated June 20, 2021, between the Acquiror and the applicable financial advisor.

Article IX.

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may (to the extent permitted by applicable Law) be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act and any other required regulatory approval set forth on Section 9.1(d) of the Company Disclosure Letter applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, expired or been terminated, as applicable;

(e) If a transaction contemplated hereby or any part thereof is a “notifiable acquisition” pursuant to section 6 of the NSIA that requires approval pursuant to section 13 of the NSIA as in force at the relevant time, such transaction is approved by the U.K. Secretary of State pursuant to the NSIA;

(f) The first to occur of the following events:

(i) Acquiror receives a “no objection notification” under the FATA from the Treasurer of the Commonwealth of Australia (or a delegate) to the effect that the Commonwealth Government does not object to the acquisition by Acquiror of a “direct interest” under the FATA in SAS as a result of the Merger either unconditionally or subject to conditions that are reasonably acceptable to Acquiror and the Company;

(ii) the Treasurer of the Commonwealth of Australia ceases to have the power to make an order or decision contemplated by section 77(1) or (2) of the FATA in relation to the acquisition by Acquiror of a “direct interest” in SAS as a result of the Merger; and

(iii) as a result of the SAS Divestment, the Merger will not, or ceases to, result in any action by Acquiror that is (A) both a “significant action” and a “notifiable action” under the FATA or (B) a “notifiable national security action” under the FATA;

(g) There shall not (i) be in force any Governmental Order enjoining or otherwise prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby, or (ii) have been adopted following the date hereof any Law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

(h) The sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is equal to or greater than the Minimum Available Acquiror Cash Amount;

(i) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing); and

(j) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 6.1) or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 6.1) or expressly permitted by this Agreement or the Ancillary Agreements, (iii) the representation and warranty of the Company contained in Section 4.23 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and (iv) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.23 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) , no Event that is expressly contemplated by the Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed or complied with if the Company has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) Business Days prior to the Agreement End Date); and

(c) The Pre-Closing Restructuring shall have been completed prior to the Closing.

Section 9.3  Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 7.5) or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 7.5) or expressly permitted by this Agreement or the Ancillary Agreements, (iii) the representation and warranty of Acquiror contained in Section 5.10(a) shall be true and Section correct as of the Closing Date as though made on and as of such date, and (iv) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representation and warranty set forth in Section 5.10(a) (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror or Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) Each of the covenants of the Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed or complied with if Acquiror has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) Business Days prior to the Agreement End Date); and

(c) The Domestication shall have been completed as provided in Section 7.8 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

Section 9.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach.

Article X.

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making the consummation of the Merger illegal or otherwise prohibiting consummation of the Merger, provided, the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby, or if there shall be adopted following the date hereof any Law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) prior to the Closing, by Acquiror by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by the Company of notice from Acquiror of such breach or (B) three (3) Business Days prior to the Agreement End Date (as defined below) (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or prior to May 23, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(g) (to the extent relating to the subject of Section 9.1(c), (d), (e) and (f)), Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f) and those conditions that by their nature are to be satisfied at the Closing, then Acquiror shall have the right to, by providing written notice to the Company prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months;

(f) by Acquiror if the Company Stockholder Approval shall not have been obtained within two (2) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

(g) prior to the Closing, by the Company by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by Acquiror of notice from the Company of such breach or (B) three (3) Business Days prior to the Agreement End Date (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or prior to the Agreement End Date, unless the Company is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(g) (to the extent relating to the subject of Section 9.1(c), (d), (e) and (f)), Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f) and those conditions that by their nature are to be satisfied at the Closing, then the Company shall have the right to, by providing written notice to Acquiror prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months;

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI.

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 22, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the obligation to allow for the redemption of any Acquiror Common Shares in connection with a Business Combination or to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees it shall not have the right of setoff and that it shall not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub, to:

NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, FL 33431
Attention:	Patrick Ford
Email:	pford@nextgenacq.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Vieco USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:	James Cahillane
Email:	James.Cahillane@virgin.com

with copies to (which shall not constitute notice):

Virgin Orbit LLC
4022 East Conant Street
Long Beach, CA 90808
Attention:	Derrick Boston
Email:	derrick.boston@virginorbit.com

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Justin Hamill
Nima J. Movahedi
Email:	Justin.Hamill@lw.com
Nima.Movahedi@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror or its Affiliates, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, subject to Section 2.4(c), any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure (even if not expressly stated) that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Stockholder Support Agreement, (iii) the Confidentiality Agreement, dated as of March 25, 2021, between Acquiror and VO Holdings (the “Confidentiality Agreement”), (iv) the Registration Rights Agreement, and (v) the Stockholders Agreement (clause (ii)-(v), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement for proof of damages, to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) or to the extent party to and as expressly contemplated by (and applicable to and subject to the terms of) any Ancillary Agreement, (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror or the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Sponsor and/or any other member of the Acquiror Group. Acquiror and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the Sponsor and/or any other member of the Acquiror Group prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Acquiror Group and shall be controlled by the Acquiror Group, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing) and the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror, the Sponsor and/or any other member of the Acquiror Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented the Company prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the “Company Group and shall be controlled by the “Company Group, and shall not pass to or be claimed or controlled by the Acquiror (after giving effect to the Closing) or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with any member of the Company Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEXTGEN ACQUISITION CORP. II

By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: Chief Executive Officer and Secretary

PULSAR MERGER SUB, INC.

By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: President

VIECO USA, INC.

By:	/s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]